As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Manor Care, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		34-1687107
(State or Other Jurisdiction of		(I.R.S. Employer Identification Number)
Incorporation or Organization)	333 N. Summit Street
Toledo, Ohio 43604-2617
(419) 252-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Co-Registrants Included in this Registration Statement

R. Jeffrey Bixler	Copy To:
Vice President and General Counsel	Michael D. Levin
333 N. Summit Street	Latham & Watkins LLP
Toledo, Ohio 43604-2617	233 S. Wacker Drive
(419) 252-5500	Chicago, Illinois 60606
(Name, Address, Including Zip Code, and Telephone	(312) 876-7700
Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Security	Price(1)	Registration Fee

2.125% Convertible Senior Notes due 2023	$100,000,000	100%	$100,000,000	$8,090.00
Common Stock, par value $0.01 per share	3,213,370 shares(2)	—	—	—
Senior Guarantees	—	—	—	— (3)

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Represents the number of shares of common stock that are initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, the registrants are also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(3)	The notes are guaranteed by the guarantors named in the table of Additional Co-Registrants. No separate consideration will be paid in respect of the guarantees pursuant to Rule 457(n) of the Securities Act.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Co-Registrants

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

AMERICAN HOSPITAL BUILDING CORPORATION	Delaware	52-0985621

AMERICANA HEALTHCARE CENTER OF PALOS TOWNSHIP, INC.	Illinois	53-1352950

AMERICANA HEALTHCARE CORPORATION OF GEORGIA	Georgia	37-1087694

AMERICANA HEALTHCARE CORPORATION OF NAPLES	Florida	37-1087695

ANCILLARY SERVICES MANAGEMENT, INC.	Ohio	34-163874

ANCILLARY SERVICES, LLC	Delaware	52-2166500

ANNANDALE ARDEN, LLC	Delaware	52-2111069

BAILY NURSING HOME, INC.	Pennsylvania	23-1674218

BAINBRIDGE ARDEN, LLC	Delaware	52-2098028

BATH ARDEN, LLC	Delaware	52-2099206

BINGHAM FARMS ARDEN, LLC	Delaware	52-2106495

BIRCHWOOD MANOR, INC.	Michigan	38-1719951

BLUE RIDGE REHABILITATION SERVICES, INC.	Virginia	54-1508699

BOOTH LIMITED PARTNERSHIP	Florida	37-1080797

CANTERBURY VILLAGE, INC.	Michigan	38-2032536

CHARLES MANOR, INC.	Maryland	52-0902287

CHESAPEAKE MANOR, INC.	Maryland	52-0902288

CLAIRE BRIDGE OF ANDERSON, LLC	Delaware	39-1973297

CLAIRE BRIDGE OF AUSTIN, LLC	Delaware	39-1973318

CLAIRE BRIDGE OF KENWOOD, LLC	Delaware	39-1973322

CLAIRE BRIDGE OF SAN ANTONIO, LLC	Delaware	39-1973324

CLAIRE BRIDGE OF SUSQUEHANNA, LLC	Delaware	39-1973366

CLAIRE BRIDGE OF WARMINSTER, LLC	Delaware	39-1973327

COLEWOOD LIMITED PARTNERSHIP	Maryland	52-1335634

COLONIE ARDEN, LLC	Delaware	52-2130894

CRESTVIEW HILLS ARDEN, LLC	Delaware	52-2092155

DEKALB HEALTHCARE CORPORATION	Delaware	37-1019112

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

DEVON MANOR CORPORATION	Pennsylvania	23-2093337

DISTCO, INC.	Maryland	52-0853907

DIVERSIFIED REHABILITATION SERVICES, INC.	Michigan	38-2690352

DONAHOE MANOR, INC.	Pennsylvania	25-1147049

EAST MICHIGAN CARE CORPORATION	Michigan	38-1747681

EXECUTIVE ADVERTISING, INC.	Maryland	52-0912751

EYE-Q NETWORK, INC.	Ohio	34-1760305

FIRST LOUISVILLE ARDEN, LLC	Delaware	52-2092159

FOUR SEASONS NURSING CENTERS, INC.	Delaware	73-0783484

FRESNO ARDEN, LLC	Delaware	52-2098630

GENEVA ARDEN, LLC	Delaware	52-2124930

GEORGIAN BLOOMFIELD, INC.	Michigan	38-1982410

GREENVIEW MANOR, INC.	Michigan	38-6062040

HANOVER ARDEN, LLC	Delaware	52-2098633

HCR HOME HEALTH CARE AND HOSPICE, INC.	Ohio	34-1787978

HCR HOSPITAL HOLDING COMPANY, INC.	Nevada	92-2038485

HCR HOSPITAL, LLC	Nevada	91-2039256

HCR INFORMATION CORPORATION	Ohio	31-1494764

HCR MANORCARE MEDICAL SERVICES OF FLORIDA, INC.	Florida	65-0666550

HCR MANORCARE MESQUITE, L.P.	Delaware	52-2229490

HCR PHYSICIAN MANAGEMENT SERVICES, INC.	Florida	58-2242001

HCR REHABILITATION CORP.	Ohio	34-1720345

HCRA OF TEXAS, INC.	Texas	74-2788668

HCRC INC.	Delaware	22-2784172

HEALTH CARE AND RETIREMENT CORPORATION OF AMERICA	Ohio	34-4402510

HEARTLAND CAREPARTNERS, INC.	Ohio	34-1838217

HEARTLAND EMPLOYMENT SERVICES, INC.	Ohio	34-1903270

HEARTLAND HOME CARE, INC.	Ohio	34-1787895

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

HEARTLAND HOME HEALTH CARE SERVICES, INC.	Ohio	34-1787967

HEARTLAND HOSPICE SERVICES, INC.	Ohio	34-1788398

HEARTLAND INFORMATION SERVICES, INC. (fka Heartland MedicalInformation Services, Inc.)	Ohio	31-1488831

HEARTLAND MANAGEMENT SERVICES, INC.	Ohio	34-1808700

HEARTLAND REHABILITATION SERVICES OF FLORIDA, INC.	Florida	59-2504386

HEARTLAND REHABILITATION SERVICES, INC.	Ohio	34-1280619

HEARTLAND SERVICES CORP	Ohio	34-1760503

HERBERT LASKIN, RPT - JOHN MCKENZIE, RPT PHYSICAL THERAPY PROFESSIONAL ASSOCIATES, INC.	New Jersey	22-2137595

HGCC OF ALLENTOWN, INC.	Tennessee	23-2244532

IN HOME HEALTH, INC.	Minnesota	41-1458213

INDUSTRIAL WASTES, INC.	Pennsylvania	25-1264509

IONIA MANOR, INC.	Michigan	38-1749970

JACKSONVILLE HEALTHCARE CORPORATION	Delaware	37-1069936

JEFFERSON ARDEN, LLC	Delaware	52-2111068

KENSINGTON MANOR, INC.	Florida	59-1289690

KENWOOD ARDEN, LLC	Delaware	52-2116657

KNOLLVIEW MANOR, INC.	Michigan	38-1724149

LEADER NURSING AND REHABILITATION CENTER OF BETHEL PARK, INC.	Delaware	52-1462046

LEADER NURSING AND REHABILITATION CENTER OF GLOUCESTER, INC.	Maryland	52-1352949

LEADER NURSING AND REHABILITATION CENTER OF SCOTT TOWNSHIP, INC.	Delaware	52-1462056

LEADER NURSING AND REHABILITATION CENTER OF VIRGINIA INC.	Virginia	52-1363206

LINCOLN HEALTH CARE, INC.	Ohio	34-1352822

LIVONIA ARDEN, LLC	Delaware	52-2104704

MANOR CARE AVIATION, INC.	Delaware	52-1462072

MANOR CARE OF AKRON, INC.	Ohio	52-0970447

MANOR CARE OF AMERICA, INC.	Delaware	52-1200376

MANOR CARE OF ARIZONA, INC.	Delaware	52-1751861

MANOR CARE OF ARLINGTON, INC.	Virginia	52-1067426

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

MANOR CARE OF BOCA RATON, INC.	Florida	52-1297340

MANOR CARE OF BOYNTON BEACH, INC.	Florida	52-1288882

MANOR CARE OF CANTON, INC.	Ohio	52-1019576

MANOR CARE OF CENTERVILLE, INC	Delaware	52-1933544

MANOR CARE OF CHARLESTON, INC.	South Carolina	52-1187059

MANOR CARE OF CINCINNATI, INC.	Ohio	52-0943592

MANOR CARE OF COLUMBIA, INC.	South Carolina	52-0940578

MANOR CARE OF DARIEN, INC.	Connecticut	52-1934884

MANOR CARE OF DELAWARE COUNTY, INC.	Delaware	52-1916053

MANOR CARE OF DUNEDIN, INC.	Florida	52-1252397

MANOR CARE OF FLORIDA, INC.	Florida	52-1479084

MANOR CARE OF HINSDALE, INC.	Illinois	52-0970446

MANOR CARE OF KANSAS, INC.	Delaware	52-1462071

MANOR CARE OF KINGSTON COURT, INC.	Pennsylvania	52-1314648

MANOR CARE OF LARGO, INC.	Maryland	52-1065213

MANOR CARE OF LEXINGTON, INC.	South Carolina	52-1048770

MANOR CARE OF MEADOW PARK, INC.	Washington	52-1339998

MANOR CARE OF MIAMISBURG, INC.	Delaware	52-1708219

MANOR CARE OF NORTH OLMSTED, INC.	Ohio	52-0970448

MANOR CARE OF PINEHURST, INC.	North Carolina	52-1069744

MANOR CARE OF PLANTATION, INC.	Florida	52-1383874

MANOR CARE OF ROLLING MEADOWS, INC.	Illinois	52-1077856

MANOR CARE OF ROSSVILLE, INC.	Maryland	52-1077857

MANOR CARE OF SARASOTA, INC.	Florida	52-1252364

MANOR CARE OF WILLOUGHBY, INC.	Ohio	52-0970449

MANOR CARE OF WILMINGTON, INC.	Delaware	52-1252362

MANOR CARE OF YORK (NORTH), INC.	Pennsylvania	52-1314645

MANOR CARE OF YORK (SOUTH), INC.	Pennsylvania	52-1314644

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

MANOR CARE PROPERTIES, INC.	Delaware	52-2061834

MANORCARE HEALTH SERVICES OF BOYNTON BEACH, INC.	Delaware	52-2055100

MANORCARE HEALTH SERVICES OF NORTHHAMPTON COUNTY, INC.	Pennsylvania	52-2004471

MANORCARE HEALTH SERVICES OF VIRGINIA, INC.	Delaware	52-2002773

MANORCARE HEALTH SERVICES, INC.	Delaware	52-0886946

MARINA VIEW MANOR, INC.	Wisconsin	39-1164707

MEDI-SPEECH SERVICE, INC.	Michigan	38-2343280

MEMPHIS ARDEN, LLC	Delaware	52-2098029

MESQUITE HOSPITAL, LLC	Delaware	52-2229486

MID-SHORE PHYSICAL THERAPY ASSOCIATES, INC.	New Jersey	22-2575292

MILESTONE HEALTH SYSTEMS, INC.	Texas	75-2245197

MILESTONE HEALTHCARE, INC.	Delaware	75-2592398

MILESTONE REHABILITATION SERVICES, INC.	Texas	75-2190857

MILESTONE STAFFING SERVICES, INC.	Texas	74-2963093

MILESTONE THERAPY SERVICES, INC.	Texas	75-2406307

MNR FINANCE CORP	Delaware	51-0348281

MRC REHABILITATION, INC.	Florida	59-3357644

NAPA ARDEN, LLC	Delaware	52-2108866

NEW MANORCARE HEALTH SERVICES, INC.	Delaware	52-2053999

PEAK REHABILITATION, INC.	Delaware	52-1833202

PERRYSBURG PHYSICAL THERAPY, INC.	Ohio	34-1363071

PHYSICAL, OCCUPATIONAL, AND SPEECH THERAPY, INC.	Florida	59-3377552

PNEUMATIC CONCRETE, INC.	Tennessee	62-0716951

PORTFOLIO ONE, INC.	New Jersey	22-1604502

REHABILITATION ADMINISTRATION CORPORATION	Kentucky	61-1295825

REHABILITATION ASSOCIATES, INC.	New Jersey	22-3290567

REHABILITATION SERVICES OF ROANOKE, INC.	Virginia	54-0993013

REINBOLT & BURKAM, INC.	Ohio	34-1479648

(State or other jurisdiction of
(Exact name of the co-registrant as specified in its charter)	incorporation or organization)	(I.R.S. Employer Identification No.)

RICHARDS HEALTHCARE, INC.	Texas	76-0339241

RIDGEVIEW MANOR, INC.	Michigan	38-1734212

ROANOKE ARDEN, LLC	Delaware	52-2104706

ROLAND PARK NURSING CENTER, INC.	Maryland	52-1890169

RVA MANAGEMENT SERVICES, INC.	Ohio	34-1791517

SAN ANTONIO ARDEN, LLC	Delaware	52-2106496

SILVER SPRING - WHEATON NURSING HOME, INC.	Maryland	53-0245649

SILVER SPRING ARDEN, LLC	Delaware	52-2107728

SPRINGHILL MANOR, INC.	Michigan	38-1890497

STEWALL CORPORATION	Maryland	52-0798475

STRATFORD MANOR, INC.	Virginia	52-0902020

STUTEX CORP	Texas	52-0884091

SUN VALLEY MANOR, INC.	Michigan	38-1798425

SUSQUEHANNA ARDEN LLC	Delaware	52-2124933

TAMPA ARDEN, LLC	Delaware	52-2113270

THE NIGHTINGALE NURSING HOME, INC.	Pennsylvania	23-1719762

THERAPY ASSOCIATES, INC.	Virginia	54-1234646

THERASPORT PHYSICAL THERAPY, INC.	Michigan	38-3324355

THREE RIVERS MANOR, INC.	Michigan	38-2479940

TOTALCARE CLINICAL LABORATORIES, INC.	Delaware	52-1740933

TUSCAWILLA ARDEN, LLC	Delaware	52-2092162

WALL ARDEN, LLC	Delaware	52-2098990

WARMINSTER ARDEN LLC	Delaware	52-2124931

WASHTENAW HILLS MANOR, INC.	Michigan	38-2686882

WHITEHALL MANOR, INC.	Michigan	38-2189772

WILLIAMS VILLE ARDEN, LLC	Delaware	52-2107735

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities nor does it seek to offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 30, 2003

PROSPECTUS

$100,000,000

ManorCare

Manor Care, Inc.
2.125% Convertible Senior Notes due 2023
Shares of Common Stock Issuable Upon Conversion of the Notes

     In April 2003, we issued and sold $100,000,000 aggregate principal amount of our 2.125% Convertible Senior Notes due 2023 in private offerings. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes. Interest will accrue on the notes from April 15, 2003, and the first interest payment will be October 15, 2003. Commencing with the six-month period beginning April 15, 2010, we may pay contingent interest to the holders of the notes under certain circumstances and in amounts described in this prospectus. The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt securities, see “Material United States Federal Income Tax Considerations.” Holders may convert the notes into shares of our common stock prior to stated maturity at any time at their option under the following circumstances:

•	if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date;

•	if the notes have been called for redemption;

•	upon the occurrence of specified corporate transactions described in this prospectus;

•	if the credit ratings assigned to the notes decline to levels described in this prospectus.

     The initial conversion price will be $31.12 per share of common stock, equivalent to approximately 32.1337 shares of our common stock per $1,000 principal amount of notes. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. We will not receive any proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration and sale of the notes and the common stock.

     We may not redeem the notes before April 15, 2010. On or after that date, we may redeem all or part of the notes for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any contingent interest, to but excluding the redemption date.

     Holders may require us to purchase all or a portion of their notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018. We will pay cash for all notes so purchased on April 15, 2005. For purchases after April 15, 2005, we may at our option choose to pay the purchase price for any such notes in cash or in shares of our common stock (valued as described herein) or any combination thereof. In addition, if we experience specified types of fundamental changes, holders may require us to purchase the notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any contingent interest, to but excluding the purchase date. We may choose to pay the purchase price for any notes that holders require us to purchase upon a fundamental change in cash, in shares of our common stock valued at their market price (determined as described herein) or any combination thereof.

     The notes rank equally with all our existing and future senior debt and are senior to all our existing and future subordinated debt. The notes are guaranteed on a senior unsecured basis by all of our subsidiaries that have guaranteed, or will in the future guarantee, obligations under the $150,000,000 principal amount of 7 1/2% Senior Notes due 2006 issued by Manor Care of America, Inc., our $200,000,000 principal amount of 8% Senior Notes due 2008, our senior revolving credit facility and the $200,000,000 principal amount of 6.25% Senior Notes due 2013. These guarantees are senior obligations of our subsidiary guarantors. If we fail to make payments on the notes, our subsidiary guarantors must make them instead.

     The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “HCR.” The last reported sale price of our common stock on the New York Stock Exchange on July 29, 2003 was $29.55 per share.

     You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003

Where You Can Find More Information
Incorporation of Certain Documents by Reference
About This Prospectus
Cautionary Note Regarding Forward-Looking Statements
Prospectus Summary
Risk Factors
The Transactions
Use of Proceeds
Certain Relationships and Related Transactions
Price Range of Common Stock and Dividend Policy
Ratio of Earnings to Fixed Charges
Description of Notes
Description of Capital Stock
Material United States Federal Income Tax Considerations
Selling Securityholders
Plan of Distribution
Validity of Securities
Experts
SIGNATURES
Exhibit Index
Indenture, dated as of April 15, 2003
Registration Rights Agreement, dated as of 4/15/03
Opinion of Latham & Watkins LLP
Opinion of R. Jeffrey Bixler
Opinions re Tax Matters
Statement re Computation of Ratios
Consent of Ernst & Young LLP
Power of Attorney of the Company
Power of Attorney of the Guarantors
Statement of Eligibility of Trustee

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may also read and copy any document we file at the SEC public reference room located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W. Washington D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. These reports are also available through our website at http://www.manorcare.com. The information on our website is not part of this prospectus.

     In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Manor Care, Inc., 333 N. Summit Street, Toledo, Ohio 43604-2617, Attention: Legal Department, or call (419) 252-5500 and ask to speak to someone in our legal department.

Incorporation of Certain Documents by Reference

     The SEC allows us to “incorporate by reference” certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our quarterly report on Form 10-Q for the three months ended March 31, 2003;

•	Our proxy statement for the annual stockholders’ meeting held on May 6, 2003, which we filed with the SEC on April 14, 2003; and

•	Our Current Report on Form 8-K filed with the SEC on July 25, 2003.

     We will provide to you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number: Manor Care, Inc., 333 N. Summit Street, Toledo, Ohio, 43604-2617, Attention: Legal Department. Our telephone number is: (419) 252-5500.

About This Prospectus

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Cautionary Note Regarding Forward-Looking Statements

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements in this prospectus by using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “predict”, “project”, “will be” and similar words or phrases, or the negative of those words or phrases.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	changes in the health care industry because of political and economic influences;

•	changes in Medicare, Medicaid and certain private payors’ reimbursement levels;

•	existing government regulations and changes in, or the failure to comply with, governmental regulations or the interpretations thereof;

•	changes in current trends in the cost and volume of patient-care related claims and workers’ compensation claims and in insurance costs related to such claims;

•	the ability to attract and retain qualified personnel;

•	our existing and future debt which may affect our ability to obtain financing in the future or to comply with our debt covenants;

•	our ability to control operating costs;

•	integration of acquired businesses;

•	changes in, or the failure to comply with, regulations governing the transmission and privacy of health information;

•	state regulation of the construction or expansion of health care providers;

•	legislative proposals for health care reform;

•	competition;

•	the failure to comply with occupational health and safety regulations;

•	the ability to enter into managed care provider arrangements on acceptable terms;

•	pending or threatened litigation;

•	a reduction in cash reserves and shareholders’ equity upon our repurchase of our stock;

•	an increase in senior debt or reduction in cash flow upon our purchase or sale of assets; and

•	conditions in the financial markets.

     Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Prospectus Summary

     This summary highlights the information contained elsewhere or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus.

     In this prospectus, “the Company”, “we”, “our”, and “us” refer to Manor Care, Inc. With respect to the descriptions of our business contained in this offering prospectus, such terms refer to Manor Care, Inc. and our subsidiaries.

Our Company

     We are a leading provider of long-term health care with one of the largest networks of skilled nursing and assisted living facilities in the United States. We own or operate 363 high-quality skilled nursing and assisted living facilities in 32 states, with more than 60% of our facilities located in Florida, Illinois, Michigan, Ohio and Pennsylvania. We generated approximately 86% of our total revenues for the year ended December 31, 2002 from skilled nursing and assisted living services. The balance of our revenues was derived from a broad range of ancillary health care services, including subacute medical and rehabilitation care, rehabilitation therapy and home health and hospice care. We provide these services through many of our long-term care facilities and through 91 outpatient therapy clinics and 88 home health care or hospice offices. We believe we have a favorable quality mix with approximately 67% of our long-term care and rehabilitation revenues for the year ended December 31, 2002 generated from private pay and Medicare sources. We operate primarily under the respected “ManorCare”, “Heartland” and “Arden Courts” names. Our common stock is traded on the New York Stock Exchange under the symbol “HCR”.

     Manor Care, Inc. is a Delaware corporation. Our principal executive offices are located at 333 North Summit Street, Toledo, Ohio 43604-2617 and our telephone number at that address is (419) 252-5500. Our website is located at www.manorcare.com. The information on our website is not part of this prospectus.

The Offering

     The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes”. For purposes of the description of the notes included in this prospectus, references to “the Company”, “Issuer”, “us”, “we” and “our” refer only to Manor Care, Inc. and do not include our subsidiaries.

Issuer	Manor Care, Inc., a Delaware corporation.

Securities	$100,000,000 principal amount of 2.125% Convertible Senior Notes due 2023 and the common stock issuable upon conversion of the notes.

Maturity	April 15, 2023, unless earlier redeemed, repurchased or converted.

Interest	2.125% per year on the principal amount, payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2003. We will pay contingent interest if it becomes payable as described below and elsewhere in this prospectus.

Contingent Interest	We will pay contingent interest to the holders of notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning April 15, 2010 if the average note price for the Applicable Five Trading Day Period (each as defined in “Description of Notes — Contingent Interest”) equals 120% or more of the principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will equal 0.25% of the average price of a note for the selected five trading day reference period.

Conversion Rights	Holders may convert their notes prior to stated maturity, in multiples of $1,000 principal amount, at any time at the option of the holder under the following circumstances:

(i) if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date; or

(ii) if the notes have been called for redemption; or

(iii) upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights”; or

(iv) if the credit ratings assigned to the notes by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services are below Ba3 and BB+, respectively, or the notes are no longer rated by at least one of these ratings agencies.

Redemption at Our Option	On or after April 15, 2010, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any contingent interest, to but excluding the redemption date.

Purchase of Notes by Us at the Option of the Holder	You have the right to require us to purchase all or a portion of your notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any contingent interest, to but excluding the purchase date. Any notes we purchase on April 15, 2005 will be paid for in cash. For the April 15, 2008, 2010, 2013 and 2018 purchase dates, we may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay accrued and unpaid interest, including any contingent interest, in cash.

Fundamental Change	If we undergo a Fundamental Change (as defined in this prospectus), you will have the option to require us to purchase all or any portion of your notes. The Fundamental Change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any contingent interest, to but excluding the Fundamental Change purchase date. We may pay the Fundamental Change purchase price for such notes in cash, in shares of our common stock valued at their market price (determined as described herein) or any combination thereof.

Guarantees; Elimination; Reinstatement	The payments on the notes will be guaranteed by Manor Care of America, Inc. (MCA), our wholly-owned subsidiary, and each of our existing and future subsidiaries that guarantees the obligations of MCA under its $150.0 million principal amount of 7 1/2% Senior Notes due 2006 and our obligations under our $200.0 million principal amount of 8% Senior Notes due 2008 and our $200.0 million principal amount of 6.25% Senior Notes due 2013. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors.

In the event the obligations of any subsidiary guarantor under the 2006 Notes, the 2008 Notes, the 2013 Notes, and our senior revolving credit facility are terminated, such subsidiary guarantor will also be released from its obligations under its subsidiary guarantee. In the event an existing or future subsidiary of the Company guarantees any indebtedness of the Company, then such subsidiary shall guarantee the Company’s indebtedness under the notes.

Ranking	The notes will rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The guarantees will rank equally in right of payment with the existing and future unsecured senior debt of our subsidiary guarantors and will be senior in right of payment to the future subordinated debt of our subsidiary guarantors. The notes and the guarantees will effectively rank junior to any secured indebtedness of the Company or its subsidiary guarantors, to the extent of the assets securing such indebtedness. If the guarantees of the notes are eliminated, the notes will be structurally junior to all liabilities of our subsidiaries.

U.S. Federal Income Tax Considerations	We and each holder agree in the indenture to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of notes, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, which we determined to be 7.34%, compounded semi-annually, even though the notes will have a lower stated yield to maturity. A U.S. holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received in that year. Additionally, a U.S. holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion, redemption or repurchase of the notes. In computing such gain, the amount realized by a U.S. holder will include in the case of a conversion, the amount of cash and fair market value of the shares received. The application of the contingent payment debt rules is uncertain, and no ruling will be obtained from the Internal Revenue Service concerning the application of these rules to the notes. You should consult your own tax advisor concerning the tax consequences of owning the notes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or common stock issuable upon conversion of the notes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes, on any securities or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “HCR.”

Risk Factors

     In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under “Risk Factors” for risk involved with an investment in the notes.

Risk Factors

     Our business, operations and financial condition are subject to various risks. We describe some of these risks below, and you should carefully consider the following factors and other information contained and incorporated by reference in this prospectus. This section does not describe all the risks applicable to us, our industry or our business, and we intend it only as a summary of certain material factors.

Our indebtedness could adversely affect our financial health and make it more difficult for us to fulfill our obligations under the notes.

     At March 31, 2003, our total consolidated indebtedness was $611.6 million. After giving effect to the issuance of the notes and the concurrent issuance of the 6.25% Senior Notes due 2013 and our new three-year senior revolving credit facility, and the use of proceeds from those transactions, including the repurchase of $25.0 million of our common stock, at March 31, 2003, our total consolidated indebtedness would have been approximately $675.0 million. In the future, for updated information regarding our consolidated indebtedness, see our annual reports on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus.

     Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes;

•	limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow a significant amount of additional funds;

•	limit, along with the financial and other restrictive covenants in our indebtedness, our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

     We may be able to incur additional indebtedness in the future which could intensify the risks listed above. The indenture relating to the notes does not limit the amount of debt that we or our subsidiaries may incur.

Our business is conducted through our subsidiaries.

     Our operations are conducted through our subsidiaries. As a result, we depend on dividends, loans or advances, or payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. Although the notes are guaranteed by the subsidiary guarantors, each guarantee is subordinated to all secured debt of the relevant subsidiary guarantor. Moreover, not all of our subsidiaries are guarantors. For the year ended December 31, 2002, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes and minority interest.

Not all of our subsidiaries are guarantors and assets of non-guarantor subsidiaries may not be available to make payments on the notes and our subsidiary guarantees may be released in the future if certain events occur.

     Our existing and future subsidiaries that do not guarantee the obligations of our wholly-owned subsidiary Manor Care of America, Inc. (MCA) under its $150.0 million principal amount of 7 1/2% Senior Notes due 2006, or our obligations under our $200.0 million principal amount 8% Senior Notes due 2008, are also not be guarantors of the notes or the 6.25% Senior Notes due 2013. Payments on the notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the notes unless those assets are transferred, by dividend or otherwise, to us or a subsidiary guarantor.

     In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. For the year ended December 31, 2002, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes and minority interest.

     Each subsidiary guarantor that is released from its obligations under MCA’s 7 1/2% Senior Notes due 2006 or any related guarantees, its obligations under our 8% Senior Notes due 2008 or any related guarantees, its obligations under the 6.25% Senior Notes due 2013 or any related guarantees, its obligations under our senior revolving credit facility and any guarantee with respect to such credit facility will also be released as a guarantor under the notes. Upon such release, the notes will effectively rank junior to all liabilities of such subsidiary, whether or not such liabilities are secured or unsecured.

Although your notes are referred to as “senior notes”, and the subsidiary guaranties are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our subsidiaries.

     The notes will effectively rank junior to any of our secured debt or any secured debt of our subsidiaries, to the extent of the assets securing that debt. In the event of bankruptcy, liquidation, reorganization or other winding up of Manor Care, our assets that secure secured debt will be available to pay obligations on the notes only after that secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will similarly effectively rank junior to any secured debt of the applicable subsidiary, to the extent of the assets securing that debt. In addition to the guarantees of the credit facilities, MCA’s 7 1/2% Senior Notes due 2006 and the 8% Senior Notes, subsidiaries of the Company had additional indebtedness of $25.9 million as of March 31, 2003, substantially all of which was secured.

A change in control may adversely affect us or the notes.

     Our $200.0 million three-year senior revolving credit facility provides that certain change of control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a change of control or require us to offer to redeem that future debt upon a change of control. Moreover, if you or other investors in our notes exercise the repurchase right for a change of control, it may cause a default under that debt, even if the change of control itself does not cause a default, due to the financial effect of such a purchase on us. Finally, if a change of control event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

     Furthermore, the change in control provisions may in certain circumstances make more difficult or discourage a takeover of Manor Care and the removal of incumbent management.

Our business and financial results depend on our ability to generate sufficient cash flows to service our debt or refinance our debt on commercially reasonable terms.

     Our ability to make payments on and to refinance our debt and to fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our $200.0 million three-year senior revolving credit facility will depend on our satisfying various covenants. These covenants, among other things:

•	limit our ability and the ability of our subsidiaries to borrow and to place liens on our assets or their assets;

•	require us to comply with a debt to capitalization ratio test, fixed charge coverage ratio test and leverage ratio test;

•	limit our ability to merge with other parties or sell all or substantially all of our assets;

•	limit our and our subsidiaries’ ability to make certain acquisitions and to dispose of assets; and

•	limit our ability to pay dividends and redeem capital stock.

     We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our $200.0 million three-year senior revolving credit facility in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs.

     Our inability to generate sufficient cash flow to service our debt would have a material adverse effect on our business and results of operations.

We may make acquisitions that could subject us to a number of operating risks.

     We anticipate that we may continue to make acquisitions of, investments in, and strategic alliances with complementary businesses to enable us to add services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. However, implementation of this strategy entails a number of risks, including:

•	inaccurate assessment of undisclosed liabilities;

•	entry into markets in which we may have limited or no experience;

•	diversion of management’s attention from our core business;

•	difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings; and

•	increase in our indebtedness and a limitation in our ability to access additional capital when needed.

     Certain changes may be necessary to integrate the acquired businesses into our operations, to assimilate many new employees and to implement reporting, monitoring, compliance and forecasting procedures. Obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions.

We depend upon reimbursement by third-party payors.

     Substantially all of our revenues are derived from private and governmental third-party payors. In 2002, approximately 31% of our revenues were derived from Medicare, 33% from Medicaid and approximately 36% from commercial insurers, managed care plans, workers’ compensation payors and other private pay revenue sources. There are increasing pressures from many payors to control health care costs and to reduce or limit increases in reimbursement rates for medical services. Governmental payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative or executive orders and government funding restrictions, all of which may materially increase or decrease the rate of program payments to us for our services. Due to budgetary shortfalls, many states are considering or have enacted cuts to their Medicaid programs, including funding for our services. In the recent past, we have experienced a decrease in revenues primarily attributable to declines in government reimbursement as a result of the Budget Act. Although certain rate reductions resulting from the Budget Act were mitigated by BBRA 99 and BIPA 2000, the Budget Act significantly changed the method of payment under the Medicare and Medicaid programs for our services. There can be no assurances that payments from governmental or private payors will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

     Certain of the increases in Medicare reimbursement for skilled nursing facilities provided for under BBRA 99 and the BIPA 2000 expired on September 30, 2002, the so-called “Medicare cliff”. Congress has not enacted additional legislation to date to further extend these provisions. No assurances can be given as to whether Congress will increase or decrease reimbursement in the future, the timing of any action or the form of relief, if any, that may be enacted. We believe that much of the decrease in revenues from the Medicare cliff will be offset by a shift in the mix of our patients to a higher percentage of Medicare and insurance, as well as the Medicare statutory annual inflationary increase effective October 1, 2003.

     We are subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Such payment and government agencies could seek to reopen previously filed and reviewed cost reports and to require us to repay any overcharges, or could make deductions from future amounts due to us. As a result of these audits, such agencies are reviewing our cost reports and the payments that we received prior to the implementation of the prospective payment system. We could also be subject to civil false claims assessments, fines, criminal penalties or program exclusions as a result of Department of Justice and/or the Office of Inspector General, U.S. Department of Health and Human Services’ review of any such program violations. Private pay sources also reserve rights to conduct audits and make monetary adjustments.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

     The health care industry, including our company, is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure and certification;

•	adequacy and quality of health care services;

•	qualifications of health care and support personnel;

•	quality of medical equipment;

•	confidentiality, maintenance and security issues associated with medical records;

•	relationships with physicians and other referral sources;

•	operating policies and procedures;

•	addition of facilities and services; and

•	billing for services.

     Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In addition, certain regulatory developments, such as revisions in the building code requirements for assisted living and skilled nursing facilities, mandatory increases in scope and quality of care to be offered to residents and revisions in licensing and certification standards, could have a material adverse effect on us. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

     If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our facilities) and exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

     Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies and, in particular, skilled nursing facilities and home health agencies. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

     In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Such initiatives include review of:

•	the appropriateness of therapy services provided to Medicare beneficiaries in skilled nursing facilities;

•	appropriate cost allocation between the Medicare-certified and non-certified portions of the facility; and

•	billing for ancillary supplies, resident assessments and quality of care.

     Like others in the health care industry, we receive requests for information from governmental agencies in connection with their regulatory or investigational authority. Moreover, health care providers are also subject to the federal False Claims Act amendments which in 1986 made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions. See “Business-Regulation and Licenses” contained in our annual report on Form 10-K for the year ended December 31, 2002, which we incorporate by reference into this prospectus.

We are required to comply with laws governing the transmission and privacy of health information.

     The Health Insurance Portability and Accountability Act of 1996 (HIPAA), requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique, identifiers for providers, employers, health plans and individuals; security; privacy; and enforcement.

     The Department of Health and Human Services finalized the transaction standards on August 17, 2000. While we initially were required to comply with them by October 16, 2002, Congress passed legislation in December 2001 that delayed for one year (until October 16, 2003) the compliance date, but only for entities that submitted a compliance plan to the Department of Health and Human Services by the original implementation deadline, which we did. On February 20, 2003, the Department of Health and Human Services published certain modifications to the final transaction standards, but these changes do not affect the October 16, 2003 compliance deadline. The Department of Health and Human Services issued the privacy standards on December 28, 2000, and, after certain delays, they became effective on April 14, 2001, with a compliance date of April 14, 2003. Sanctions for failing to comply with the Health Insurance Portability and Accountability Act of 1996 health information practices provisions include criminal penalties and civil sanctions. The security standards are effective April 21, 2003, with a compliance date of April 21, 2005 for most covered entities.

     If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions. See “Business-Regulation and Licenses-Health Information Practices” contained in our annual report on Form 10-K for the year ended December 31, 2002, which we incorporate by reference into this prospectus.

State efforts to regulate the construction or expansion of health care providers could impair our ability to expand our operations.

     Some states require health care providers (including skilled nursing facilities, home health agencies, hospices and assisted living facilities) to obtain prior approval, known as a certificate of need (CON), for:

•	the purchase, construction or expansion of health care facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

     To the extent that we require a certificate of need or other similar approvals to expand our operations, either by acquiring facilities or expanding or providing new services or other changes, our expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals. We cannot assure you that we will be able to obtain certificate of need approval for all future projects requiring that approval.

If certain of our operations are found not to qualify for an exception under Medicare’s related party rule, we may be required to return payments we received in the past.

     Before the Medicare program implemented the prospective payment system for skilled nursing facilities, it limited certain allowable costs for items and services provided by companies that are associated or affiliated with a Medicare provider or have control of, or are controlled by, a Medicare provider. Many state Medicaid programs have adopted the same rule in determining costs that will be included in the payment rates. Unless a provider qualifies for the exception to the related party rule, the Medicare program will only reimburse the provider for the cost incurred by the related party in providing products or services, rather than the related party’s charge. An organization can qualify for the exception to the related party rule by meeting the following criteria:

•	the entities are bona fide separate organizations;

•	a substantial part of the supplying organization’s business activity is conducted with non-related organizations and there is an open, competitive market for the services or products;

•	the services or products are commonly obtained by a provider from other organizations and are not a basic element of patient care ordinary furnished directly to patients by the providers; and

•	the charge to the provider is in line with the charge for these services and products in the open market and no more than the charge made under comparable circumstances to others.

     The Medicare program has taken the position for cost reporting years 1997 through 1999 that one of our subsidiaries providing rehabilitation management services is a related party and that certain fees paid to this entity should be adjusted based upon the related party rule. The Maryland Medicaid program has taken the same position, based upon the Medicare program’s position. We have appealed the decisions of the Medicare program and Maryland Medicaid program to adjust these fees. We have signed a settlement agreement with Medicare for cost reporting years 1997, 1998 and 1999 that involves a payment to Manor Care, which was not material to our financial results. We have also signed a settlement agreement with the State of Maryland for cost reporting years 1998 and 1999 related to three Manor Care nursing facilities that involves a payment to Manor Care, which is not expected to be material to our financial results. Other state Medicaid programs could take the same position as the Medicare program and the Maryland Medicaid program.

Health care reform legislation may affect our business.

     In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of these health care initiatives, such as reductions in funding of the Medicare and Medicaid programs; potential changes in reimbursement regulations by the Centers for Medicare & Medicaid Services; enhanced pressure to contain health care costs by Medicare, Medicaid and other payors; and greater state flexibility and additional operational requirements in the administration of Medicaid, could adversely affect us. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us. That impact may be material to our financial condition or our results of operations.

We face national, regional and local competition.

     Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing center. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing centers in the local market, the types of services available, quality of care, reputation, age and appearance of each center and the cost of care in each locality.

     We also compete with a variety of other companies in providing assisted living services, rehabilitation therapy services and home health care services. Given the relatively low barriers to entry and continuing health care cost containment pressures in the assisted living industry, we expect that the assisted living industry will become increasingly competitive in the future. Increased competition in the future could limit our ability to attract and retain residents, to maintain or increase resident service fees, or to expand our business.

Labor costs may increase with a potential shortage of qualified personnel.

     A shortage of nurses or other trained personnel and general inflationary pressures have required us to enhance our wage and benefits packages in order to compete for qualified personnel. Labor costs account for approximately 64% of the operating expenses of our long-term care segment in 2002. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. Although we currently do not face a staffing shortage in all markets where we operate, we have used high-priced temporary help to supplement staffing levels in markets with shortages of health care workers, primarily in 2001 and 2000. If a shortage of nurses or other health care workers occurred in all geographic areas in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

Our operations are subject to occupational health and safety regulations.

     We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. Among the types of regulatory requirements faced by health care providers such as us are: air and water quality control requirements, occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics), waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements. If we fail to comply with these standards, we may be subject to sanctions and penalties.

The cost of general and professional liability claims may increase.

     The significant increase in patient care liability costs in the past three years is a critical issue for our industry. General and professional liability claims for the long-term care industry have become increasingly expensive. The long-term care industry received some assistance with the passage of a measure of tort reform in Florida in May 2001 that became fully effective on October 5, 2001. Despite those reforms, if patient care claims continue to increase in number and size, our future financial condition and operating results may be adversely affected.

We are subject to material litigation.

     We are, and may in the future be, subject to litigation which, if determined adversely to us, could have a material adverse effect on our business or financial condition. In addition, some of the companies and businesses we have acquired have been subject to similar litigation. Pending, threatened or future litigation, whether or not described in this prospectus, could have a material adverse effect on our financial condition or our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Contingencies and Commitments” and “Legal Proceedings” contained in our annual report on Form 10-K for the year ended December 31, 2002, which we incorporate by reference into this prospectus.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from us or our subsidiary guarantors.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee,

and at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

     We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor’s other debt.

     If a case were to occur, any guarantee of the notes incurred by one or more of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

     A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

We may repurchase our stock and reduce cash reserves and shareholders’ equity that is available for repayment of the notes.

     We have in the past repurchased, and expect to continue to repurchase, our stock in the open market or in privately negotiated transactions. As of March 31, 2003, we had authority to repurchase $104.9 million of our common stock. As of April 8, 2003, $34.5 million of this amount had been utilized. In addition, on April 7, 2003, our board of directors authorized us to repurchase an additional $100.0 million of our common stock. Concurrently with our issuance of the notes and the establishment of our new three-year senior revolving credit facility, we acquired $25.0 million of our common stock from purchasers of the notes. In the future, we may purchase our stock with cash or other assets of Manor Care. These purchases may be significant. Any purchase would reduce cash and shareholders’ equity that is available to pay the notes.

We may purchase or sell assets which may increase senior debt or reduce cash flow respectively.

     We frequently purchase and sell assets. Purchases may reduce cash or increase senior debt. We also sell assets, which may reduce our cash flow as earnings from sold operations are no longer available.

Future sales of our common stock may depress our stock price.

     Sales of a substantial number of shares of our common stock in the public market could depress the market price of the notes or our common stock, or both, and impair our ability to raise capital though the sale of additional equity securities. Furthermore, as of December 31, 2002, we held approximately $9.6 million registered shares of our common stock in reserve for future issuance to our employees, directors and consultants pursuant to our stock option and restricted stock award programs.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

     Holders of the notes are entitled to convert the notes into our common stock, among other circumstances, if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basis or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

     The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interest in us. We are authorized to issue, without stockholder approval, 5,000,000 shares of preferred stock, $.01 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 300,000,000 shares of common stock, $.01 par value per share, of which 88,990,689 were outstanding as of June 30, 2003. We are also authorized to issue without stockholder approval, securities convertible in either common stock or preferred stock.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

     We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in this “Risk Factors” section and under the caption “Forward Looking Statements,” many of which are beyond our control.

The notes are not protected by restrictive covenants.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Manor Care except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

     On April 15, 2005, holders of the notes may require us to purchase their notes for cash. In addition, holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” A fundamental change may also constitute an event of default, and result in the acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the purchase price or fundamental change purchase price for the notes tendered by the holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

The trading market for the notes may be limited.

     The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the trading price for the notes could fall.

     Moreover, even if an active trading market for the notes were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rate, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

You should consider the U.S. federal income tax consequences of owning the notes and the shares of common stock issuable upon conversion of the notes.

     We and each holder agree in the indenture to treat the notes as indebtedness that is subject to United States Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the notes should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the note will have significantly lower stated rate of interest.

A U.S. holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition a U.S. holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the notes and the shares of common stock issuable upon conversion of the notes. For more information, see “Material United States Federal Income Tax Considerations.”

The Transactions

     Concurrently with the offering of the notes, we offered $200.0 million principal amount of 6.25% Senior Notes due 2013. The initial purchasers of the notes were granted an over-allotment option to purchase up to $10.0 million principal amount of additional notes and exercised the full amount of that option on April 28, 2003. In addition, we entered into a new $200.0 million three-year senior revolving credit facility on April 21, 2003. We used the combined proceeds of the offerings of the notes and the 6.25% Senior Notes due 2013 to repay approximately $235.9 million of borrowings outstanding under our previous $500.0 million, five-year revolving credit facility, to purchase approximately $25.0 million of our common stock, to pay related fees and expenses, and for general corporate purposes, including additional repurchases of our common stock and increase working capital. The offerings of the notes and the 6.25% Senior Notes due 2013 and our establishment of the new three-year senior revolving credit facility are referred to in this prospectus collectively as the “Transactions”.

     6.25% Senior Notes due 2013. Concurrently with the offering of the notes, we offered $200.0 million principal amount of 6.25% Senior Notes due 2013 in a separate offering. We pay interest to the holders of the 6.25% Senior Notes due 2013, which we may redeem in whole or in part at any time. Upon a change of control that is accompanied by a rating decline, each holder of the 6.25% Senior Notes due 2013 may require us to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued buy unpaid interest to the purchase date.

     Revolving Credit Facility. On April 21, 2003, we entered into a new $200.0 million three-year senior revolving credit facility. The new senior revolving credit facility contains various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and impose certain limits on our subsidiaries’ ability to incur indebtedness, create liens, declare dividends, repurchase stock, dispose of assets and make acquisitions.

Use of Proceeds

     The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. We will not receive any proceeds. See “Selling Securityholders” for a list of those persons or entities receiving proceeds from the sale of the notes and the common stock issuable upon conversion of the notes.

     We received combined proceeds of $291.9 million from the Transactions (after deducting transaction fees and expenses). We used the combined proceeds from the Transactions as follows: (i) approximately $235.9 million to repay all borrowings outstanding under our old $500.0 million five-year senior revolving credit facility, (ii) approximately $25.0 million to purchase our common stock concurrently with the issuance of 6.25% Senior Notes due 2013, (iii) approximately $7.5 million to pay related fees and expenses; and (iv) the remainder for general corporate purposes, including additional repurchases of our common stock and increase working capital. After giving effect to the Transactions and the use of proceeds from the Transactions, including the repurchase of $25.0 million of our common stock, as of June 30, 2003 approximately $161.4 million remained for future borrowing under the our senior revolving credit facility.

Certain Relationships and Related Transactions

     During 2002 and the first quarter of 2003, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking and trust services. Mr. Ormond is a director of National City Corporation and Mr. Siefers is an executive officer of that company and both served in these capacities during 2002 and the first quarter of 2003. For further information regarding Mr. Ormond and Mr. Siefers, see our proxy statement for the annual stockholders’ meeting held May 6, 2003, which we filed with the SEC on April 14, 2003.

Price Range of Common Stock and Dividend Policy

     Our common stock is quoted on the New York Stock Exchange under the symbol “HCR”. The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On July 29, 2003 the last reported sale price for our common stock was $29.55 per share.

	Common Stock Price

	Low	High

Year ended 2001
First Quarter	$17.31	$25.00
Second Quarter	18.99	31.75
Third Quarter	23.90	34.50
Fourth Quarter	20.45	29.15
Year ended 2002
First Quarter	18.43	23.50
Second Quarter	22.20	27.01
Third Quarter	17.83	23.80
Fourth Quarter	16.24	22.61
Year ending 2003
First Quarter	17.19	20.48
Second Quarter	18.87	26.20

     On June 30, 2003, we had approximately 3,049 stockholders of record. Approximately 93 percent of our outstanding shares were registered in the name of The Depository Trust Company, or Cede & Co., which held these shares on behalf of several hundred brokerage firms, banks and other financial institutions. We estimate that the shares attributed to these financial institutions represent the interests of more than 20,000 beneficial owners.

     We will pay a quarterly cash dividend of 12.5 cents per share of common stock on August 20, 2003. This cash dividend payment is the first in the company’s history. We currently intend to declare and pay regular quarterly cash dividends; however, there can be no assurance that any such dividends will be declared or paid in the future. The payment and the amount of dividends in the future will be subject to the discretion of our board of directors and will depend on general business conditions, legal restrictions on the payment of dividends, and other factors, including compliance with covenants in our senior revolving credit facility .

Ratio of Earnings to Fixed Charges

     The following table presents the Company’s historical and pro forma ratios of earnings to fixed charges for the three months ended March 31, 2003 and for the years ended December 31 of the dates indicated:

	Three months ended March 31,			Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges. (1)	5.2x	5.4x	5.1x	2.9x	1.7x	—	—

(1)  No fixed charge coverage ratio result is shown for 1998 and 1999 because earnings are insufficient to cover fixed charges by $38.6 million and $108.8 million, respectively.

Earnings in the ratio of earnings to fixed charges represent the Company’s income from continuing operations before taxes and minority interest that have been adjusted to exclude (i) the effect of any fixed charges that reduced such earnings and (ii) the undistributed income or losses of affiliates accounted for by the equity method, except for losses of equity method affiliates whose debt is guaranteed by the Company.

Fixed charges include interest expense, whether or not classified as such in the earnings statement, as well as the portion of rental expense that is estimated to represent the interest portion (approximately 40%). Interest expense includes capitalized interest, interest on guaranteed debt of an equity method affiliate that is incurring losses, and interest on the Company’s loans against the cash surrender value of corporate owned life insurance (COLI).

Description of Notes

     The Company issued the notes under an indenture dated as of April 15, 2003 (the “indenture”) between itself and National City Bank, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

     This description of notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of the obligations of the Company and your rights.

     You will find certain of the definitions of capitalized terms used in this description under the heading “Certain Definitions”. For purposes of this description, references to “the Company”, “we”, “our” and “us” refer only to Manor Care, Inc. and not to its subsidiaries.

General

The Notes

     The notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $100.0 million;

•	mature on April 15, 2023;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by two registered notes in global form;

•	rank equally in right of payment to any future unsecured senior Debt of the Company; and

•	are unconditionally guaranteed on a senior basis by each Subsidiary of the Company that has guaranteed the 7 1/2% Senior Notes due 2006 issued by Manor Care of America, Inc. (MCA), the 8% Senior Notes due 2008 issued by the Company, the 6.25% Senior Notes due 2013.

     Subject to fulfillment of certain conditions described below, the notes may be converted into shares of our common stock initially at an initial conversion price of $31.12 per share of common stock (equivalent to an initial conversion rate of approximately 32.1337 shares of common stock per $1,000 principal amount of notes). The conversion price is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date.

Payments on the Notes; Paying Agent and Registrar

     We will pay principal of and interest, including any contingent interest, on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the registrar’s books. We have initially designated National City Bank as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar.

     We will pay principal of and interest on (including any contingent interest), notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to register any transfer or exchange of any note for a period of 15 days before notes are selected for redemption.

General

     The registered holder of a note will be treated as the owner of it for all purposes.

     The Company does not intend to list the notes on a national securities exchange.

     The indenture does not limit the amount of debt which may be issued by the Company or its Subsidiaries under the indenture or otherwise. The Company and MCA have issued, and are permitted to continue to issue, additional series of debt securities under the other indentures to which it is a party, including the indenture, dated as of June 4, 1996, between MCA and Wilmington Trust Company, as Trustee, and the indenture, dated as of March 8, 2001, between the Company and National City Bank, as Trustee.

     Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Consolidation, Merger and Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

Interest

     The notes will accrue interest at a rate of 2.125% per year from April 15, 2003 or from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2003. The notes will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.

     Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. In addition, we will pay contingent interest under the circumstances described in “ — Contingent interest” below.

Contingent Interest

     Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning April 15, 2010, if the average Note Price (as defined below) for the Applicable Five Trading Day Period (as defined below) equals 120% or more of the principal amount of such notes. We will pay contingent interest only in cash. “Applicable Five Trading Day Period” means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

     The amount of contingent interest payable per note in respect of any six-month period will equal .25% of the average Note Price for the Applicable Five Trading Day Period.

     Contingent interest, if any, will accrue from April 15 or October 15, as applicable, and will be payable on the next succeeding October 15 or April 15 interest payment date, as the case may be. Contingent interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable. For information on your obligation to accrue original issue discount on your notes, see “Material United States Federal Income Tax Considerations.”

     For financial accounting purposes, our obligation to pay contingent interest on the notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

     “Trading day” means a day on which our common stock

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

     The “Note Price” on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the Note Price will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average last reported sale price (as defined under “ — Conversion rights”) of our common stock for the last five trading days ending on such determination date.

     The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

     Upon determination of the actual number of shares of our common stock to be paid upon determination that holders will be entitled to receive contingent interest for an interest period, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

Ranking

     The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Debt that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company and similarly the Subsidiary Guarantees will rank junior to any secured indebtedness of the Subsidiary Guarantors, in each case to the extent of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured Debt will be available to pay obligations on the notes only after all Debt under such secured Debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured senior Debt of the Subsidiary Guarantors as the notes do with respect to secured and unsecured senior Debt of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

     For the year ended December 31, 2002, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes and minority interest.

     At December 31, 2002, our total consolidated indebtedness was $640.5 million. As of June 30, 2003, after giving effect to all of the Transactions, and the use of proceeds from the Transactions, including the repurchase of $25.0 million of our common stock, our total consolidated indebtedness was $673.6 million.

     As of June 30, 2003, after giving effect to the Transactions and the use of proceeds from the Transactions, including the repurchase of $25.0 million of our common stock, we had approximately $161.4 million to be available under the Senior Credit Agreement.

     In addition to the guarantees of indebtedness under our previous Five-Year Senior Credit Agreement, the 2006 Notes and the 2008 Notes, our subsidiaries had additional indebtedness of $31.4 million as of December 31, 2002, consisting of industrial revenue bonds, mortgages and other liabilities. Each Subsidiary Guarantee of the notes will be effectively subordinated to all secured Debt of the relevant Subsidiary Guarantor to the extent of the value of the assets securing that Debt, substantially all of which was secured. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our Subsidiaries may become a party. We may not be able to comply with the provision of the notes that provides that upon a Fundamental Change each holder may require us to repurchase all or a portion of the notes.

Subsidiary Guarantees

     The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee the Company’s payment obligations under the notes. Each Subsidiary Guarantee will rank equally in right of payment with all existing and future liabilities of Subsidiary Guarantors that are not subordinated. Each Subsidiary Guarantee will effectively rank junior to any secured indebtedness of its respective Subsidiary Guarantor to the extent of the value of the assets securing such indebtedness. The Subsidiary Guarantees with respect to a note will automatically terminate immediately prior to such note’s conversion.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Subsidiary of the Company, then (x) with respect to Subsidiary Guarantors other than MCA, each such Subsidiary Guarantor will be released from obligations under its Subsidiary Guarantee if all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement, the 2006 Notes, the 2008 Notes, the 2013 Notes and related documentation terminate upon consummation of such transaction and (y) with respect to MCA, MCA will be released from its obligations under its Subsidiary Guarantee if the Company and its remaining Subsidiaries are not liable with respect to any Debt of MCA.

Optional Redemption

     No sinking fund is provided for the notes. Prior to April 15, 2010, the notes will not be redeemable. On or after April 15, 2010, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including any contingent interest and any additional amounts, to but excluding the redemption date.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

     Subject to the conditions described under the headings “ — Conversion Upon Satisfaction of Sale Price Condition”, “ — Conversion Upon Redemption”, “ — Conversion Upon Specified Corporate Transactions”, “ — Conversion Upon Credit Ratings Event” and “ — Conversion Price Adjustments”, holders may convert each of their notes into shares of our common stock initially at an initial conversion price of $31.12 per share of common stock based on the issue price of the notes (equivalent to an initial conversion rate of approximately 32.1337 shares of common stock per $1,000 principal amount of notes) at any time prior to the close of business on April 15, 2023. The conversion price and the equivalent conversion rate in effect at any given time are referred to as the “applicable conversion price” and the “applicable conversion rate,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     You will not receive any cash payment representing accrued and unpaid interest (including any contingent interest) upon conversion of a note. Instead, upon conversion we will deliver to you a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the notes, including accrued and unpaid interest (including any contingent interest). Accrued and unpaid interest (including any contingent interest) will be deemed paid in full rather than canceled, extinguished or forfeited. Notwithstanding the foregoing, a Holder shall be entitled to receive accrued and unpaid interest, including any contingent interest and any additional amounts in respect of a note if the Company calls such note for redemption and such Holder converts its note prior to the redemption date. We will not adjust the conversion price to account for the accrued and unpaid interest (including any contingent interest) or additional amounts. The trustee will initially act as the conversion agent.

     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

     If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate for the number of full shares of our common stock into which any notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     If a holder has already delivered a purchase notice as described under either “ — Purchase of Notes By Us at the Option of the Holder” or “ — Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

     Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, except for notes to be redeemed within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes.

     Holders of notes at the close of business on a contingent interest record date will receive payment of contingent interest payable on the corresponding contingent interest payment date notwithstanding the conversion of such notes at any time after the close of business on such contingent interest record date. If we are required to pay contingent interest, notes surrendered for conversion by a holder during the period from the close of business on any contingent interest record date to the opening of business on the next contingent interest payment date, except for notes to be redeemed on a date within this period or on the next contingent interest payment date, must be accompanied by payment of an amount equal to the contingent interest that the holder is to receive on the notes.

     Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity under the following circumstances.

Conversion Upon Satisfaction of Sale Price Condition

     A holder may surrender any of its notes for conversion into shares of our common stock if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date.

     The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

     If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

     If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Upon Redemption

     If we redeem the notes, holders may convert notes into our common stock at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

     If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock at the time of the distribution or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion price will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its notes as described below under “ — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Conversion Upon Credit Ratings Event

     A holder may convert notes into our common stock at any time after the credit ratings assigned to the notes by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services are lower than Ba3 and BB+, respectively, or the notes are no longer rated by at least one of these ratings services.

Conversion Price Adjustments

     The conversion price will be adjusted upon the occurrence of:

(1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) the subdivision or combination of our outstanding common stock;

(3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness of the Company or other assets, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	dividends or distributions exclusively in cash referred to in clause (5) below; and

•	dividends or distributions exclusively in cash in an aggregate amount that together with all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment does not exceed an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution;

(5) the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

(6) the purchase of our common stock pursuant to a tender offer made by the Company or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

     No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent (1%). Any adjustment not made will be taken into account in subsequent adjustments. Except as stated herein, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

     In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving the Company, or

•	a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of the Company. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

     No adjustment to the conversion price need be made:

(1) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of our common stock under any plan;

(2) upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(3) upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

(4) for a change in the par value or no par value of our common stock; or

(5) for accrued and unpaid interest (including any contingent interest or additional amounts).

     Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Material United States Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Dividends.”

     As used in this prospectus, the “market price” means the average of the last reported sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date (including upon the occurrence of a Fundamental Change) or the date of determination (if the third business day prior to the applicable purchase date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable purchase date or the date of determination, of any event that would result in an adjustment of the conversion price under the indenture.

Purchase of Notes By Us at the Option of the Holder

     Holders have the right to require us to purchase the notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.”

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any contingent interest and additional amounts, to such purchase date.

     Any notes purchased by us on April 15, 2005 will be paid for in cash. For the April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 purchase dates, we may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest, including any contingent interest, in cash. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Material United States Federal Income Tax Considerations.”

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	whether we will pay the purchase price of the notes in cash, in shares of our common stock, or any combination thereof, specifying the percentages of each;

•	if we elect to pay with shares of our common stock for either the April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 purchase date, the method of calculating the market price of our common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

     A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	for the April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 purchase dates, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last business day prior to the purchase date, whether you elect:

(1) to withdraw the purchase notice as to some or all of the notes to which it relates; or

(2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to the purchase notice.

     If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

     If we elect, for April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 purchase date, to pay the purchase price, in whole or in part, in shares of our common stock, we will pay cash based on the market price of our common stock for all fractional shares.

     If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of our common stock.

     Because the market price of our common stock is determined prior to the applicable purchase date, you will bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date.

     Our right to purchase notes, in whole or in part, with common stock is subject to various conditions, including:

•	our providing timely written notice, as described above, of our election to purchase all or part of the notes with our common stock;

•	our common stock then being listed on a national securities exchange or quoted on the Nasdaq National Market;

•	information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation;

•	registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If those conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     Upon determination of the actual number of shares of our common stock to be paid upon redemption of the notes, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest (including any contingent interest) and additional amounts upon delivery or transfer of the notes).

Fundamental Change Permits Holders to Require Us to Purchase Notes

     If a Fundamental Change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest, to but excluding the Fundamental Change purchase date.

     We may, at our option, instead of paying the Fundamental Change purchase price in cash, pay all or a portion of the Fundamental Change purchase price in shares of our common stock, as long as certain conditions are met, as described below, provided that we will pay any accrued and unpaid interest, including any contingent interest and additional amounts, in cash. If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the Fundamental Change purchase price to be paid in common stock divided by the market price of a share of our common stock. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Material United States Federal Income Tax Considerations.”

     A “Fundamental Change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our Subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our Subsidiaries, taken as a whole, to any person other than one of our Subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(5) our common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

     A Fundamental Change will not be deemed to have occurred, however, if either:

(I) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, equals or exceeds 105% of the conversion price per share of common stock in effect on each of those trading days, or

(II) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     “Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

     On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	whether we will pay the Fundamental Change purchase price of notes in cash, common stock or a combination thereof, specifying the percentages of each;

•	if we elect to pay in common stock, the method of calculating the market price of the common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

     To exercise the purchase right, you must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof;

•	in the event we elect, pursuant to the notice that we are required to give, to pay the Fundamental Change purchase price in common stock, in whole or in part, but the Fundamental Change purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the Fundamental Change purchase price or portion of the Fundamental Change purchase price in common stock is not satisfied prior to the close of business on the Fundamental Change purchase date, as described below, whether you elect:

(1) to withdraw the purchase notice as to some or all of the notes to which it relates, or

(2) to receive cash in respect of the entire Fundamental Change purchase price for all notes or portions of notes subject to the purchase notice; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     If you fail to indicate your choice with respect to the election described in the third bullet point above, you will be deemed to have elected to receive cash in respect of the entire Fundamental Change purchase price for all notes subject to the purchase notice in these circumstances.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

     We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law. You will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental

Change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the notes on the business day following the Fundamental Change purchase date, then:

•	the notes will cease to be outstanding and interest, including any contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price and previously accrued and unpaid interest (including any contingent interest) and additional amounts upon delivery or transfer of the notes).

     The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the notes.

     If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of our common stock, we will pay cash based on the market price of our common stock for all fractional shares.

     Because the market price of the common stock is determined prior to the applicable Fundamental Change purchase date, you will bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the Fundamental Change purchase date.

     Our right to purchase notes, in whole or in part, with common stock is subject to various conditions, including:

•	our providing timely written notice, as described above, of our election to purchase all or part of the notes with our common stock;

•	our common stock then being listed on a national securities exchange or quoted on the Nasdaq National Market;

•	information necessary to calculate the market price of our common stock is published in a daily newspaper of national circulation;

•	our registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If those conditions are not satisfied with respect to a holder prior to the close of business on the Fundamental Change purchase date, we will pay the Fundamental Change purchase price of the notes of the holder entirely in cash. We may not change the form or components or ages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     Upon determination of the actual number of shares of our common stock to be paid upon redemption of the notes, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our Web site or through such other public medium as we may use at that time.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.” If we fail to purchase the notes when required following a Fundamental Change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

     The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person, unless (i) the resulting, surviving or transferee Person (if not the Company) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no Default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee Person shall succeed to, and may exercise every right and power of, the Company under the indenture.

     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Future Subsidiary Guarantors

     After April 15, 2003, we will cause each new subsidiary (other than a subsidiary that does not guarantee obligations under the Senior Credit Agreement, the 2006 Notes, the 2008 Notes or the 2013 Notes) created or acquired by us or one or more of our subsidiaries to execute and deliver to the trustee a Subsidiary Guarantee to unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on a senior basis. This provision will not apply to subsidiaries that do not guarantee the 2006 Notes. (A) A Subsidiary Guarantee from any subsidiary (other than MCA so long as all or any portion of the 2006 Notes shall remain outstanding) will be released when the subsidiary is released from any liability under (x) the indentures relating to the 2006 Notes, the 2008 Notes and the 2013 Notes or any related guarantee or similar obligation and (y) any Senior Credit Agreement and any guarantee or similar obligation in respect of that Senior Credit Agreement and (B) MCA shall be released from its obligations under its Subsidiary Guarantee upon the repayment in full of the 2006 Notes (so long as no default or event of default shall have occurred as a consequence of the repayment) and the release of MCA from any liability under the indenture relating to the 2008 Notes and the 2013 Notes and any obligation it may have in respect of the Senior Credit Agreement and any guarantee or similar obligation in respect of the Senior Credit Agreement; provided that the release of a Subsidiary Guarantor will not occur in the event that Subsidiary Guarantor is required to deliver a Guarantee in accordance with the paragraph below and then will only be released in accordance with the paragraph below.

     We will not permit any subsidiary to guarantee the payment of our Debt unless:

(1) the subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by the subsidiary;

(2) the subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any subsidiary as a result of any payment by the subsidiary under its Subsidiary Guarantee; and

(3) the subsidiary delivers to the trustee an opinion of counsel to the effect that (a) the Subsidiary Guarantee of the notes has been duly executed and authorized and (b) the Subsidiary Guarantee of the notes constitutes a valid, binding and enforceable obligation of the subsidiary; however, the enforceability of the Subsidiary Guarantee may be limited by bankruptcy, insolvency or similar laws, including, without limitation, all laws relating to fraudulent transfers, and except insofar as enforcement thereof is subject to general principles of equity; provided that such Subsidiary Guarantee shall be released upon the release of such subsidiary from liability in respect of our Guarantees of Debt; and, provided, further, that any release of a Subsidiary Guarantee under the preceding proviso will not impair the rights of the holders to receive Subsidiary Guarantees of the notes in accordance with this paragraph in the event our future Debt is Guaranteed by the subsidiary.

Events of Default

     Each of the following is an Event of Default:

(1) default in any payment of interest, including any contingent interest or additional amounts (as required by the registration rights agreement described in “Registration Rights”) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;

(4) failure by the Company for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or Indenture;

(5) default by the Company or any Subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any Debt for money borrowed (other than Non-Recourse Debt of a Non-Recourse Subsidiary) in excess of $20.0 million in the aggregate of the Company and/or any Subsidiary, whether such Debt now exists or shall hereafter be created resulting in such Debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by the Company or such Subsidiary;

(6) certain events of bankruptcy, insolvency, or reorganization of the Company (the “bankruptcy provisions”); or

(7) a final judgment for the payment of $20.0 million or more rendered against the Company or any Subsidiary, which judgment is not fully covered by insurance or not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

     If an Event of Default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including contingent interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any contingent interest will be due and payable immediately. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any contingent interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest, including contingent interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any contingent interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent Person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including contingent interest, on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) make any change that adversely affects the right to convert any notes;

(5) reduce the redemption price, the purchase price or Fundamental Change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note or, other than in accordance with the provisions of the indenture, eliminate any existing Guarantee of the notes;

(7) impair the right of any holder to receive payment of principal of and interest, including contingent interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

     Without the consent of any holder, the Company and the trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

     National City Bank is the trustee, security registrar, paying agent and conversion agent. Paul Ormond, our President and Chief Executive Officer, is a director of National City Corporation and, Robert Siefers, a director of Manor Care, is an executive officer, of National City Corporation. The Trustee is wholly-owned by National City Corporation. See “Certain Relationships and Related Transactions”.

Governing Law

     The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2006 Notes” means MCA’s $150.0 million principal amount of 7 1/2% Senior Notes Due 2006.

“2008 Notes” means the Company’s $200.0 million principal amount of 8% Senior Notes Due 2008.

“2013 Notes” means the $200.0 million principal amount of 6.25% Senior Notes Due 2013.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) capitalized lease obligations and all attributable debt of such Person; and

(6) the principal component of Debt of other Persons to the extent guaranteed by such Person.

     The amount of Debt of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

     “Issue Date” means April 15, 2003.

     “Non-Recourse Debt” means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) in respect of which a default (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would not permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (including any Non-Recourse Subsidiary) to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

     “Non-Recourse Subsidiary” means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Subsidiary, (ii) only owns assets acquired after the Issue Date or assets acquired prior to the date such entity becomes a Subsidiary and (iii) has no Debt other than Non-Recourse Debt.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

     “Senior Credit Agreement” means, with respect to the Company, one or more debt facilities (including, without limitation, the three-year senior revolving credit facility among Manor Care, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, as Syndication Agent, and the lenders party thereto from time to time, as may be amended or modified from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

     “Subsidiary” of the Company means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by the Company and one or more Subsidiaries of the Company or by one or more Subsidiaries of the Company or (ii) any other Person (other than a corporation) in which the Company, one or more Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, at the date of determination thereof, has greater than a 50% ownership interest.

Description of Capital Stock

     Our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the notes or common stock. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation as amended and our amended and restated bylaws, which are incorporated by reference into this prospectus, and by provisions of applicable Delaware law.

Common Stock

     As of June 30, 2003 there were approximately 88,990,689 shares of common stock outstanding and held of record by approximately 3,049 stockholders. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our certificate of incorporation as amended provides for a staggered board of directors, with one class being elected each year for a term of three years. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our board of directors out of funds legally available therefore. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provisions for, all of our debts and other liabilities, subject to prior and superior rights of holders of preferred stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All of our outstanding shares of common stock have been validly issued and fully paid and are nonassessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock, if any.

Preferred Stock

     As of December 31, 2002, there were no shares of preferred stock outstanding. Our certificate of incorporation as amended authorizes the issuance of up to 5,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock. We have designated 800,000 shares of preferred stock as Series A Participating Preferred Stock in connection with our shareholder rights plan discussed below.

Delaware Anti-Takeover Law

     Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interest stockholder, unless:

•	the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of the those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

•	on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder’s meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation’s voting stock other than shares held by the interested stockholder.

     Under Delaware law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interest stockholder.

Shareholder Rights Plan

     Each outstanding share of our common stock includes an exercisable right which, under certain circumstances, will entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for an exercise price of $150, subject to adjustment. The rights expire on May 2, 2005. Such rights will not be exercisable or transferable apart from the common stock until 10 days after a person or group acquires 15 percent of our common stock or initiates a tender offer or exchange offer that would result in ownership of 15 percent of our common stock. In the event that the we are merged, and our common stock is exchanged or converted, the rights will entitle the holders to buy shares of the acquirer’s common stock at a 50 percent discount. Under certain other circumstances, the rights can become rights to purchase our common stock at a 50 percent discount. The rights may be redeemed by us for one cent per right at any time prior to the first date that a person or group acquires a beneficial ownership of 15 percent of our common stock.

Transfer Agent and Registrar

     The transfer agent and registrar of our common stock is National City Bank.

Material United States Federal Income Tax Considerations

     The following discussion summarizes the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     This discussion is limited to holders who hold the notes and the common stock into which such notes are convertible as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

     In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK

ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Notes

     Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatment of the notes. The IRS has recently issued a revenue ruling with respect to instruments similar to the notes and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the notes.

Consequences to U.S. Holders

     The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or common stock. Certain consequences to “non-U.S. holders” of the notes or common stock are described under “ — Consequences to Non-U.S. Holders” below. The term “U.S. holder” means a beneficial owner of a note or common stock who or that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Accrual of Interest

     Under the Contingent Debt Regulations, actual cash payments on the notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

•	require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

     You will be required to accrue an amount of ordinary interest income as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the note, that equals:

•	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the notes.

     The issue price of a note is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payments made and the projected amount of any contingent payments previously scheduled to be made with respect to the notes.

     Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 7.34%, compounded semi-annually.

     We are required to furnish to you the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Where You Can Find More Information”. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

     The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

Adjustments to Interest Accruals on the Notes

     If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon a conversion. If you receive in a taxable year actual payments that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

     If you purchase a note at a discount or premium to the adjusted issue price of the note on the acquisition date, you must, upon acquiring the debt instrument, reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the note. You should consult your tax advisor regarding these allocations.

     If your tax basis is greater than the adjusted issue price of your note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your note is reduced by the amount treated as a negative adjustment.

     If your tax basis is less than the adjusted issue price of your note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your note is increased by the amount treated as a positive adjustment.

Sale, Exchange, Conversion or Redemption of the Notes

     Upon the sale, exchange, repurchase or redemption of a note, as well as upon a conversion of a note, you generally will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Pursuant to the terms of the notes, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on the conversion as a contingent payment. Such gain on a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for more than one year. The deductibility of capital losses is subject to limitations.

     Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally equal to your original purchase price for the note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the adjusted issue price), and reduced by the amount of any noncontingent payments made and the projected amount of any contingent payments previously scheduled to be made on the note.

     Under this treatment, your tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

Constructive Dividends

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “ — Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

     If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, under recently enacted legislation, with respect to noncorporate taxpayers for taxable years beginning after December 31, 2002 and before January 1, 2009 such dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Common Stock

     Upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “ — Sale, Exchange, Conversion or Redemption of the Notes.” The deductibility of capital losses is subject to limitations.

Additional Payments

     We will be required to pay additional amounts on the notes as a result of our registration default. We intend to take the position for U.S. federal income tax purposes that any such additional amounts should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional amounts would have to be paid was a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility was a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional amounts.

Backup Withholding and Information Reporting

     We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest on the notes and dividends paid on the common stock.

     You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

•	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

     Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

     The following is a summary of the material U.S. federal income tax consequences and estate tax consequences that will apply to you if you are a non-U.S. holder of the notes or common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of notes or common stock who or that is not a U.S. holder.

In general, subject to the discussion below concerning backup withholding:

Payments of Interest

     You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes (including amounts taken into income as interest under the accrual rules described above under “ — Consequences to U.S. Holders” and amounts attributable to the shares of our common stock received upon a conversion of the notes) provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

     If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on a note, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

     Absent further relevant guidance from the IRS, we intend to treat payments of additional amounts on the notes as subject to U.S. federal withholding tax. Therefore, we intend to withhold on any such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from you claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a U.S. trade or business. You should consult your own tax advisers as to whether you can obtain a refund for the withholding tax imposed on such additional amounts because such amount represents interest qualifying for an exemption or based on some other rationale.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock

     Any gain realized by you on the sale, exchange, redemption, conversion or other taxable disposition of a note will generally be treated as interest income generally subject to the rules described above under “ — Payments of Interest.”

     Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

•	you are subject to Code provisions applicable to certain U.S. expatriates; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

     If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

     We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

     In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see “ — Consequences to U.S. Holders-Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

     In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

U.S. Federal Estate Tax

     A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in the bullet points above under “ — Payments of Interest,” without regard to the certification requirements of the fourth bullet point and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes), your common stock will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

     If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “ — Payments of Interest.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

     You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Selling Securityholders

     The notes were originally issued by Manor Care and sold by the initial purchasers of the notes in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act of 1933. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

     The following table sets forth information, as of July 29, 2003, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $100,000,000 aggregate principal amount of notes outstanding.

     The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 32.1337 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal
	Amount of
	Notes	Percentage	Common	Percentage	Common
	Beneficially	of	Stock Owned	of Common	Stock
	Owned and	Notes	Prior to the	Stock	Offered
Name	Offered Hereby	Outstanding	Offering	Outstanding	Hereby

Advisory Convertible Arbitrage Fund (I) L.P.	1,000,000	1.00%	0	*	32,133
Amaranth LLC	11,440,000	11.44%			367,609
Arbitex Master Fund, L.P.	2,000,000	2.00%	0	*	64,267
Bank Austria Cayman Islands, LTD	750,000	*	0	*	24,100
Chrysler Corporation Master Retirement Trust	3,050,000	3.05%		*	98,007
Context Convertible Arbitrage Fund, LP	1,250,000	1.25%	0	*	40,167
Context Convertible Arbitrage Offshore, LTD	2,750,000	2.75%	0	*	88,367
DBAG London	218,000	*	0	*	7,005
Delta Air Lines Master Trust – CV	1,340,000	1.34%	0	*	43,059
Delta Pilots Disability & Survivorship Trust – CV	605,000	*	0	*	19,440
Guggenheim Portfolio Co. XV, LLC	600,000	*	0	*	19,280
HBK Master Fund L.P.	4,000,000	4.00%	0	*	128,534
HFR CA Select Fund	1,200,000	1.20%	0	*	38,560

	Principal
	Amount of
	Notes	Percentage	Common	Percentage	Common
	Beneficially	of	Stock Owned	of Common	Stock
	Owned and	Notes	Prior to the	Stock	Offered
Name	Offered Hereby	Outstanding	Offering	Outstanding	Hereby

JP Morgan Securities, Inc.	3,000,000	3.00%	0	*	96,401
Man Convertible Bond Master Fund, Ltd.	8,983,000	8.98%	0	*	288,657
McMahen Securities Co. L.P.	1,000,000	1.00%	0	*	32,133
Microsoft Corporation	2,275,000	2.28%	0	*	73,104
Motion Picture Industry Health Plan - Active	315,000	*	0	*	10,122
Motion Picture Industry Health Plan - Retiree	195,000	*	0	*	6,266
OCM Convertible Trust	3,380,000	3.38%	0	*	108,611
Partner Reinsurance Company Ltd.	610,000	*	0	*	19,601
Qwest Occupational Health Trust	400,000	*	0	*	12,853
RAM Trading, LTD	1,500,000	1.50%	0	*	48,200
Ramius Master Fund, LTD	3,825,000	3.83%	0	*	122,911
Ramius Partners II, LP	150,000	*	0	*	4,820
RCG Halifax Master Fund, LTD	300,000	*	0	*	9,640
RCG Latitude Master Fund, Ltd.	3,825,000	3.83%	0	*	122,911
RCG Multi Strategy Master Fund, LTD	250,000	*	0	*	8,033
San Diego County Employees Retirement Association	1,200,000	1.20%	0	*	38,560
St. Thomas Trading, Ltd.	16,517,000	16.52%	0	*	530,752
State Employees’ Retirement Fund of the State of Delaware	1,330,000	1.33%	0	*	42,737
Sunrise Partners Limited Partnership	8,560,000	8.56%	0	*	275,064
The Coast Fund, L.P.	500,000	*	0	*	16,066
Triborough Partners International Ltd.	4,040,000	4.04%	0	*	129,820
Triborough Partners LLC	1,460,000	1.46%	0	*	46,915
UBS O’Connor LLC F/B/D O’Connor Global Convertible Arbitrage Master Limited	2,000,000	2.00%	0	*	64,267
Xavex Convertible Arbitrage #5	300,000	*	0	*	9,640
Zazove Convertible Arbitrage Fund, L.P.	3,200,000	3.20%	0	*	102,827
Zazove Hedged Convertible Fund L.P.	2,700,000	2.70%	0	*	86,760
Zazove Income Fund, L.P.	2,100,000	2.10%	0	*	67,480
Zurich Institutional Benchmarks Master Fund Ltd.	2,100,000	2.10%	0	*	67,480
Total(1)	100,000,000	100.00%			3,213,370

(1)	Because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information presented in this table, this prospectus may not reflect the exact principal amount of notes held by each selling securityholder on the date hereof. The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus will not exceed $100,000,000.

Plan of Distribution

     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the common stock issuable upon conversion of the notes short and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon conversion of the notes offered by them hereby will be the purchase price of the notes or the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of the notes and the common stock issuable upon conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.

     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

     A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus.

     With respect to a particular offering of the notes and the common stock issuable upon conversion of the notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

     We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the common stock issuable upon conversion of the notes under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock issuable upon conversion of the notes, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the common stock issuable upon conversion of the notes to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

Validity of Securities

     The validity of the notes and the shares of our common stock issuable upon conversion of the notes have been passed upon for us by Latham & Watkins LLP, Chicago, Illinois, and R. Jeffrey Bixler, Vice President, General Counsel and Secretary of the Company.

Experts

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Manor Care, Inc.

$100,000,000

2.125% Convertible Senior Notes due 2023
Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

      , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$8,090.00
*NYSE Additional Listing Fee	$2,500.00
*Legal Fees and Expenses	$80,000.00
*Accounting Fees and Expenses	$10,000.00
*Printing Expenses	$35,000.00
*Miscellaneous	$20,000.00
Total	$155,590.00

*	Estimated

     We will bear each of the expenses in the above table.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article VIII of the Manor Care Certificate of Incorporation contains a provision eliminating or limiting director liability to Manor Care and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to Manor Care or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the board of directors of Manor Care protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Manor Care or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article VIII of the Manor Care Certificate of Incorporation and Article 3, Section 14 of the Manor Care Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of Manor Care who, by reason of the fact that he or she is a director, officer, employee, or agent of Manor Care, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     Manor Care has entered into agreements with all of its directors and its executive officers pursuant to which Manor Care has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

ITEM 16. EXHIBITS

INDEX

4.1	Indenture, dated as of April 15, 2003, among Manor Care, Inc., the subsidiary guarantors as named therein and National City Bank, as trustee

4.2	Form of 2.125% Convertible Senior Note due 2023 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of April 15, 2003, among Manor Care, Inc, the guarantors as named therein and J.P. Morgan Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC

5.1	Opinion of Latham & Watkins LLP

5.2	Opinion of R. Jeffrey Bixler

8.1	Opinion re Tax Matters

12.1	Statement re Computation of Ratios

23.1	Consent of Ernst & Young LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.3	Consent of R. Jeffrey Bixler (included in Exhibit 5.2)

24.1	Power of Attorney of the Company

24.2	Power of Attorney of the Guarantors

25.1	Statement of Eligibility of Trustee on Form T-1

ITEM 17. UNDERTAKINGS

     (a)  The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on date set forth below.

Manor Care, Inc.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler
Vice President, General Counsel and Secretary

DATE: July 30, 2003

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 30, 2003 in the capacities indicated.

SIGNATURE	TITLE

*

Virgis W. Colbert	Director

*

Joseph F. Damico	Director

*

Joseph H. Lemieux	Director

*

William H. Longfield	Director

*

Frederic V. Malek	Director

*

Geoffrey G. Meyers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*

Spencer C. Moler	Vice President and Controller (Principal Accounting Officer)

*

Paul Ormond	President and Chief Executive Officer (Principal Executive Officer); Chairman of the Board; Director

*

John T. Schwieters	Director

*

Robert G. Siefers	Director

*

M. Keith Weikel	Senior Executive Vice President and Chief Operating Officer; Director

*

Gail R. Wilensky	Director

SIGNATURE	TITLE

*

Thomas L. Young	Director

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Attorney-in-fact

Group 1 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 1 Co-Registrants listed below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

HCR INFORMATION CORPORATION

HCR REHABILITATION CORP.

HCRC INC.

HEALTH CARE AND RETIREMENT CORPORATION OF AMERICA

HEARTLAND REHABILITATION SERVICES, INC.

HCR HOME HEALTH CARE AND HOSPICE, INC.

HEARTLAND EMPLOYMENT SERVICES, INC.

HEARTLAND INFORMATION SERVICES, INC.

MANOR CARE OF AMERICA, INC

MANORCARE HEALTH SERVICES, INC.

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-referenced
Group 1 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

* Paul A. Ormond	Chairman, President & Chief Executive Officer (Principal Executive Officer)

* Geoffrey G. Meyers	Executive Vice President, Chief Financial Officer & Assistant Secretary (Principal Financial and Accounting Officer)

* Spencer C. Moler	Vice President, Controller, Assistant Treasurer & Assistant Secretary (Principal Accounting Officer)

* Paul A. Ormond	Director

* Geoffrey G. Meyers	Director

SIGNATURE	TITLE

* M. Keith Weikel	Director

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Group 1 Co-Registrants pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler, Attorney-in-fact for the Group 1 Co-Registrants

Group 2 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 2 Co-Registrants listed below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

AMERICAN HOSPITAL BUILDING CORPORATION

AMERICANA HEALTHCARE CENTER OF PALOS TOWNSHIP, INC.

AMERICANA HEALTHCARE CORPORATION OF GEORGIA

AMERICANA HEALTHCARE CORPORATION OF NAPLES

ANCILLARY SERVICES MANAGEMENT, INC.

BAILY NURSING HOME, INC.

BIRCHWOOD MANOR, INC.

BLUE RIDGE REHABILITATION SERVICES, INC.

CANTERBURY VILLAGE, INC.

CHARLES MANOR, INC.

CHESAPEAKE MANOR, INC.

DEKALB HEALTHCARE CORPORATION

DEVON MANOR CORPORATION

DISTCO, INC.

DIVERSIFIED REHABILITATION SERVICES, INC.

DONAHOE MANOR, INC.

EAST MICHIGAN CARE CORPORATION

EXECUTIVE ADVERTISING, INC.

EYE-Q NETWORK, INC.

FOUR SEASONS NURSING CENTERS, INC.

GEORGIAN BLOOMFIELD, INC.

GREENVIEW MANOR, INC.

HCR HOSPITAL HOLDING COMPANY, INC.

HCR MANORCARE MEDICAL SERVICES OF FLORIDA, INC.

HCR PHYSICIAN MANAGEMENT SERVICES, INC.

HCRA OF TEXAS, INC.

HEARTLAND CAREPARTNERS, INC.

HEARTLAND HOME CARE, INC.

HEARTLAND HOME HEALTH CARE SERVICES, INC.

HEARTLAND HOSPICE SERVICES, INC.

HEARTLAND MANAGEMENT SERVICES, INC.

HEARTLAND REHABILITATION SERVICES OF FLORIDA, INC.

HEARTLAND SERVICES CORP.

HERBERT LASKIN, RPT - JOHN MCKENZIE, RPT PHYSICAL THERAPY PROFESSIONAL ASSOCIATES, INC.

HGCC OF ALLENTOWN, INC.

INDUSTRIAL WASTES, INC.

IONIA MANOR, INC.

JACKSONVILLE HEALTHCARE CORPORATION

KENSINGTON MANOR, INC.

KNOLLVIEW MANOR, INC.

LEADER NURSING AND REHABILITATION CENTER OF BETHEL PARK, INC.

LEADER NURSING AND REHABILITATION CENTER OF GLOUCESTER, INC.

LEADER NURSING AND REHABILITATION CENTER OF SCOTT TOWNSHIP, INC.

LEADER NURSING AND REHABILITATION CENTER OF VIRGINIA INC.

LINCOLN HEALTH CARE, INC.

MANOR CARE AVIATION, INC.

MANOR CARE OF AKRON, INC.

MANOR CARE OF ARIZONA, INC.

MANOR CARE OF ARLINGTON, INC.

MANOR CARE OF BOCA RATON, INC.

MANOR CARE OF BOYNTON BEACH, INC.

MANOR CARE OF CANTON, INC.

MANOR CARE OF CENTERVILLE, INC

MANOR CARE OF CHARLESTON, INC.

MANOR CARE OF CINCINNATI, INC.

MANOR CARE OF COLUMBIA, INC.

MANOR CARE OF DARIEN, INC.

MANOR CARE OF DELAWARE COUNTY, INC.

MANOR CARE OF DUNEDIN, INC.

MANOR CARE OF FLORIDA, INC.

MANOR CARE OF HINSDALE, INC.

MANOR CARE OF KANSAS, INC.

MANOR CARE OF KINGSTON COURT, INC.

MANOR CARE OF LARGO, INC.

MANOR CARE OF LEXINGTON, INC.

MANOR CARE OF MEADOW PARK, INC.

MANOR CARE OF MIAMISBURG, INC

MANOR CARE OF NORTH OLMSTED, INC.

MANOR CARE OF PINEHURST, INC.

MANOR CARE OF PLANTATION, INC.

MANOR CARE OF ROLLING MEADOWS, INC.

MANOR CARE OF ROSSVILLE, INC.

MANOR CARE OF SARASOTA, INC.

MANOR CARE OF WILLOUGHBY, INC.

MANOR CARE OF WILMINGTON, INC.

MANOR CARE OF YORK (NORTH), INC.

MANOR CARE OF YORK (SOUTH), INC.

MANOR CARE PROPERTIES, INC.

MANORCARE HEALTH SERVICES OF BOYNTON BEACH, INC.

MANORCARE HEALTH SERVICES OF NORTHHAMPTON COUNTY, INC.

MANORCARE HEALTH SERVICES OF VIRGINIA, INC.

MARINA VIEW MANOR, INC.

MEDI-SPEECH SERVICE, INC.

MID-SHORE PHYSICAL THERAPY ASSOCIATES, INC.

MILESTONE HEALTH SYSTEMS, INC.

MILESTONE HEALTHCARE, INC.

MILESTONE REHABILITATION SERVICES, INC.

MILESTONE STAFFING SERVICES, INC.

MILESTONE THERAPY SERVICES, INC.

MRC REHABILITATION, INC.

NEW MANORCARE HEALTH SERVICES, INC.

PEAK REHABILITATION, INC.

PERRYSBURG PHYSICAL THERAPY, INC

PHYSICAL, OCCUPATIONAL, AND SPEECH THERAPY, INC.

PNEUMATIC CONCRETE, INC.

PORTFOLIO ONE, INC.

REHABILITATION ADMINISTRATION CORPORATION

REHABILITATION ASSOCIATES, INC.

REHABILITATION SERVICES OF ROANOKE, INC.

REINBOLT & BURKAM, INC.

RICHARDS HEALTHCARE, INC.

RIDGEVIEW MANOR, INC.

ROLAND PARK NURSING CENTER, INC.

RVA MANAGEMENT SERVICES, INC.

SILVER SPRING — WHEATON NURSING HOME, INC.

SPRINGHILL MANOR, INC.

STEWALL CORPORATION

STRATFORD MANOR, INC.

STUTEX CORP.

SUN VALLEY MANOR, INC.

THE NIGHTINGALE NURSING HOME, INC.

THERAPY ASSOCIATES, INC.

THERASPORT PHYSICAL THERAPY, INC.

THREE RIVERS MANOR, INC.

TOTALCARE CLINICAL LABORATORIES, INC.

WASHTENAW HILLS MANOR, INC.

WHITEHALL MANOR, INC.

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of each of the above-referenced
Group 2 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

* Paul A. Ormond	Chairman, President & Chief Executive Officer (Principal Executive Officer)

* Geoffrey G. Meyers	Executive Vice President, Chief Financial Officer & Assistant Secretary (Principal Financial and Accounting Officer)

* Spencer C. Moler	Vice President, Controller, Assistant Treasurer & Assistant Secretary (Principal Accounting Officer)

* R. Jeffrey Bixler	Sole Director

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 2 Co-Registrants pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler, Individually and as Attorney -in-fact for the Group 2 Co-Registrants

Group 3 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 3 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

MNR FINANCE CORP.

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-referenced
Group 3 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

* Paul A. Ormond	Chairman, President & Chief Executive Officer (Principal Executive Officer)

* Geoffrey G. Meyers	Executive Vice President, Chief Financial Officer & Assistant Secretary (Principal Financial and Accounting Officer)

* Spencer C. Moler	Vice President, Controller, Assistant Treasurer & Assistant Secretary (Principal Accounting Officer)

* Paul A. Ormond	Director

* R. Jeffrey Bixler	Director

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 3 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler, Individually and as Attorney- in-fact of the Group 3 Co-Registrant

Group 4 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 4 Co-Registrants listed below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

ANNANDALE ARDEN, LLC

BAINBRIDGE ARDEN, LLC

BINGHAM FARMS ARDEN, LLC

COLONIE ARDEN, LLC

CRESTVIEW HILLS ARDEN, LLC

FIRST LOUISVILLE ARDEN, LLC

GENEVA ARDEN, LLC

HANOVER ARDEN, LLC

JEFFERSON ARDEN, LLC

KENWOOD ARDEN, LLC

LIVONIA ARDEN, LLC

MEMPHIS ARDEN, LLC

NAPA ARDEN, LLC

ROANOKE ARDEN, LLC

SAN ANTONIO ARDEN, LLC

SILVER SPRING ARDEN, LLC

SUSQUEHANNA ARDEN LLC

TAMPA ARDEN, LLC

WALL ARDEN, LLC

WARMINSTER ARDEN LLC

WILLIAMS VILLE ARDEN, LLC

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of each of the above-
referenced Group 4 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

* Paul A. Ormond	Chairman, President & Chief Executive Officer (Principal Executive Officer)

* Geoffrey G. Meyers	Executive Vice President, Chief Financial Officer & Assistant Secretary (Principal Financial and Accounting Officer)

* Spencer C. Moler	Vice President, Controller, Assistant Treasurer & Assistant Secretary (Principal Accounting Officer)

* Paul A. Ormond	Director of Manor Care of America, Inc., Sole Member of each of the above-referenced limited liability companies

* Geoffrey G. Meyers	Director of Manor Care of America, Inc., Sole Member of each of the above-referenced limited liability companies

SIGNATURE	TITLE

* M. Keith Weikel	Director of Manor Care of America, Inc., Sole Member of each of the above-referenced limited liability companies

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 4 Co-Registrants pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler, Individually and as Attorney -in-fact of the Group 4 Co-Registrants

Group 5 Co-Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 5 Co-Registrants listed below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

BATH ARDEN, LLC

CLAIRE BRIDGE OF ANDERSON, LLC

CLAIRE BRIDGE OF AUSTIN, LLC

CLAIRE BRIDGE OF KENWOOD, LLC

CLAIRE BRIDGE OF SAN ANTONIO, LLC

CLAIRE BRIDGE OF SUSQUEHANNA, LLC

CLAIRE BRIDGE OF WARMINSTER, LLC

FRESNO ARDEN, LLC

MESQUITE HOSPITAL, LLC

TUSCAWILLA ARDEN, LLC

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of each of the
above-referenced Group 5 Co- Registrants

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

* Paul A. Ormond	Chairman, President & Chief Executive Officer (Principal Executive Officer)

* Geoffrey G. Meyers	Executive Vice President, Chief Financial Officer & Assistant Secretary (Principal Financial and Accounting Officer)

* Spencer C. Moler	Vice President, Controller, Assistant Treasurer & Assistant Secretary (Principal Accounting Officer)

* Paul A. Ormond	Director of ManorCare Health Services, Inc., Sole Member of each of the above-referenced limited liability companies

* Geoffrey G. Meyers	Director of ManorCare Health Services, Inc., Sole Member of each of the above-referenced limited liability companies

* M. Keith Weikel	Director of ManorCare Health Services, Inc. Sole Member of each of the above-referenced limited liability companies

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 5 Co-Registrants pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler R. Jeffrey Bixler, Individually and as Attorney -in-fact of the Group 5 Co-Registrants

Group 6 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 6 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

ANCILLARY SERVICES, LLC

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above- referenced Group 6 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial and Accounting Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Director of Heartland Rehabilitation Services,
Inc., Sole Member of the above-referenced
Paul A. Ormond	limited liability company

*	Director of Heartland Rehabilitation Services,
Inc., Sole Member of the above-referenced
Geoffrey G. Meyers	limited liability company

*	Director of Heartland Rehabilitation Services,
Inc., Sole Member of the above-referenced
M. Keith Weikel	limited liability company

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 6 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 6 Co-Registrant

Group 7 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 7 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

HCR HOSPITAL, LLC

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-referenced
Group 7 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial and Accounting Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Vice President, General Counsel, Secretary and
Sole Director of HCR Hospital Holding Company,
R. Jeffrey Bixler	Inc., sole member of the above-referenced limited
liability company

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 7 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 7 Co-Registrant

Group 8 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 8 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

IN HOME HEALTH, INC.

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-referenced
Group 8 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Director

Geoffrey G. Meyers

*	Director

M. Keith Weikel

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 8 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 8 Co-Registrant

Group 9 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 9 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

HCR MANORCARE MESQUITE, L.P.

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-referenced
Group 9 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Director of ManorCare Health Services, Inc.,
Sole Member of Mesquite Hospital, LLC,
Paul A. Ormond	General Partner of the above-referenced limited partnership

*	Director of ManorCare Health Services, Inc.,
Sole Member of Mesquite Hospital, LLC, General
Geoffrey G. Meyers	Partner of the above-referenced limited partnership

*	Director of ManorCare Health Services, Inc.,
Sole Member of Mesquite Hospital, LLC, General Partner
M. Keith Weikel	of the above-referenced limited partnership

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 9 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 9 Co-Registrant

Group 10 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 10 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

BOOTH LIMITED PARTNERSHIP

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-
referenced Group 10 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Vice President, General Counsel, Secretary and
Sole Director of Jacksonville Healthcare Corporation,
R. Jeffrey Bixler	General Partner of the above-referenced limited partnership

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 10 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 10 Co-Registrant

Group 11 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Group 11 Co-Registrant listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 30, 2003.

COLEWOOD LIMITED PARTNERSHIP

By:	/s/ R. Jeffrey Bixler

	Name:	R. Jeffrey Bixler
	Title:	Attorney-in-fact of the above-
referenced Group 11 Co-Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003.

SIGNATURE	TITLE

*	Chairman, President & Chief Executive Officer
(Principal Executive Officer)
Paul A. Ormond

*	Executive Vice President, Chief Financial
Officer & Assistant Secretary
Geoffrey G. Meyers	(Principal Financial and Accounting Officer)

*	Vice President, Controller, Assistant Treasurer
& Assistant Secretary
Spencer C. Moler	(Principal Accounting Officer)

*	Vice President, General Counsel, Secretary and
Sole Director of American Hospital Building
R. Jeffrey Bixler	Corporation, General Partner of the above-referenced limited partnership

*	R. Jeffrey Bixler, by signing his name hereto, does hereby sign this document individually and on behalf of each of the above-named officers and/or directors of the Group 11 Co-Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Individually and as Attorney-
in-fact of the Group 11 Co-Registrant

Exhibit Index

Exhibit
Number	Description

4.1	Indenture, dated as of April 15, 2003, among Manor Care, Inc., the subsidiary guarantors as named therein and National City Bank, as trustee

4.2	Form of 2.125% Convertible Senior Note due 2023 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of April 15, 2003, among Manor Care, Inc, the guarantors as named therein and J.P. Morgan Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC

5.1	Opinion of Latham & Watkins LLP

5.2	Opinion of R. Jeffrey Bixler

8.1	Opinion re Tax Matters

12.1	Statement re Computation of Ratios

23.1	Consent of Ernst & Young LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.3	Consent of R. Jeffrey Bixler (included in Exhibit 5.2)

24.1	Power of Attorney of the Company

24.2	Power of Attorney of the Guarantors

25.1	Statement of Eligibility of Trustee on Form T-1